EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

between

Enterprise Financial Services Corp,
Igloo Acquisition, Inc.
NorthStar Bancshares, Inc.,
NorthStar Bank, N.A., and
Leland M. Walker (as Seller Representative)

Date: March 22, 2006

AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS

i

3.27 DERIVATIVES	44
3.28 COMMUNITY REINVESTMENT ACT	44
3.29 SECURITIES LAW MATTERS AND RESTRICTIONS ON RESALE	44
4. REPRESENTATIONS AND WARRANTIES OF BUYER	45
4.1 ORGANIZATION AND GOOD STANDING	45
4.2 AUTHORITY; NO CONFLICT	45
4.3 CERTAIN PROCEEDINGS	46
4.4 BROKERS OR FINDERS	46
4.5 REPORTING	46
5. COVENANTS OF ACQUIRED COMPANIES	46
5.1 ACCESS AND INVESTIGATION	46
5.2 OPERATION OF THE ACQUIRED COMPANIES BUSINESSES	46
5.3 NEGATIVE COVENANT	47
5.4 REQUIRED APPROVALS	47
5.5 NOTIFICATION	47
5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS	49
5.7 NO NEGOTIATION	49
5.8 BEST EFFORTS	49
5.9 SHAREHOLDER MEETING	49
5.10 LOAN RESERVES	49
6. COVENANTS OF BUYER	49
6.1 APPROVALS OF GOVERNMENTAL BODIES	49
6.2 BEST EFFORTS	50
6.3 DIRECTORS AND OFFICERS INSURANCE	50
7. CONDITIONS PRECEDENT TO CLOSING	50
7.1 CONDITIONS TO OBLIGATIONS OF PARTIES TO EFFECT THE NORTHSTAR MERGER	50
7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER	51
7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIRED COMPANIES	53
8. TERMINATION	54
8.1 TERMINATION EVENTS	54
8.2 EFFECT OF TERMINATION	54
9. INDEMNIFICATION; REMEDIES	55
9.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE	55
9.2 INDEMNIFICATION AND PAYMENT OF DAMAGES	55
9.3 INDEMNIFICATION AND PAYMENT OF DAMAGES—ENVIRONMENTAL MATTERS	56
9.4 TIME LIMITATIONS	57
9.5 LIMITATIONS ON AMOUNT	57
9.6 PROCEDURE FOR INDEMNIFICATION	57
10. GENERAL PROVISIONS	58
10.1 EXPENSES	58
10.2 PUBLIC ANNOUNCEMENTS	58
10.3 CONFIDENTIALITY	58
10.4 NOTICES	59

ii

10.5 JURISDICTION; SERVICE OF PROCESS	60
10.6 FURTHER ASSURANCES	60
10.7 WAIVER	60
10.8 ENTIRE AGREEMENT AND MODIFICATION	61
10.9 DISCLOSURE LETTER	61
10.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	61
10.11 SEVERABILITY	61
10.12 SECTION HEADINGS, CONSTRUCTION	61
10.13 TIME OF ESSENCE	62
10.14 GOVERNING LAW	62
10.15 COUNTERPARTS	62
10.16 SELLER REPRESENTATIVE	62

iii

EXHIBITS

Exhibit 2.1	Plan of Merger
Exhibit 2.11	Form of Option Notice
Exhibit 7.2(d)(ii)	Form of NorthStar Release
Exhibit 7.2(d)(iii)	Forms of Employment Agreements
Exhibit 7.2(d)(iv)	Form of Nonsolicitation Agreement
Exhibit 7.2(d)(v)	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this “Agreement”) is made as of March 22, 2006, by NorthStar Bancshares, Inc., a Missouri corporation (“NorthStar”), NorthStar Bank, N.A., a national banking association and wholly-owned subsidiary of NorthStar (“NorthStar Bank”), Leland M. Walker as Seller Representative, Enterprise Financial Services Corp, a Delaware corporation (“Buyer”), and Igloo Acquisition, Inc., a wholly-owned subsidiary of Buyer (“Newco”).

RECITALS

          The parties’ Boards of Directors desire to merge NorthStar with and into Newco, resulting in the conversion of all of the issued and outstanding shares of capital stock of NorthStar (the “Shares”) into the right to receive cash and shares of capital stock of Buyer on the terms and subject to the conditions set forth in this Agreement.

          For federal income tax purposes, it is intended that the merger of NorthStar with and into Newco shall qualify as a reorganization under Section 368 of the IRC and that this Agreement shall constitute the plan of reorganization.

AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

          For purposes of this Agreement (including the preamble and the Recitals), the following terms have the meanings specified or referred to in this Section 1:

          “Acquired Companies”—NorthStar and NorthStar Bank, collectively.

          “Agreement”—as defined in the first paragraph hereof.

          “Applicable Contract”—any any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding (a) under which NorthStar or NorthStar Bank has or may acquire any rights, (b) under which NorthStar or NorthStar Bank has or may become subject to any obligation or liability, or (c) by which NorthStar or NorthStar Bank or any of the assets owned or used by NorthStar or NorthStar Bank is or may become bound.

          “Balance Sheet”—as defined in Section 3.4(b).

          “Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          “BHCA”—the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended.

          “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

          “Business Day”—any day other than a day on which banks in the State of Missouri are required or authorized to be closed.

          “Buyer”—as defined in the first paragraph of this Agreement.

          “Buyer Price”—the per share price of Buyer common stock, as quoted on Nasdaq, for the last trading day immediately preceding the date Buyer received the Proposed Transfer Notice.

          “Buyer’s Advisors”—as defined in Section 5.1.

          “Buyer’s Closing Documents”—as defined in Section 4.2(a).

          “Cash Amount”—as defined in Section 2.5(c).

          “CERCLA”—the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

          “Certificate” or “Certificates”—as defined in Section 2.7(b)(i).

          “Closing”—as defined in Section 2.2.

          “Closing Date”—the date and time as of which the Closing actually takes place.

          “Closing Price”— subject to adjustment as provided in Section 2.10, the (a) Market Price, or (b) if the Market Price is between $28.60 and $31.20, the Closing Price shall be $28.60, or (c) if the Market Price is more than $31.20, the Closing Price shall be the Market Price less $2.60, or (d) if the Market Price is between $23.40 and $20.80, the Closing Price shall be $23.40, or (e) if the Market Price is less than $20.80, the Closing Price shall be the Market Price plus $2.60.

          “Competing Business”—as defined in Section 3.25.

          “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          “Consideration”—as defined in Section 2.5(c).

          “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a) the NorthStar Merger;

(b) the conversion of the Shares into the right to receive cash and shares of the Buyer’s capital stock;

(c) the execution, delivery, and performance of the Employment Agreements, the Nonsolicitation Agreements, the NorthStar Release and the Escrow Agreement; and

(d) the parties’ performance of their respective covenants and obligations under this Agreement.

          “Copyrights”—as defined in Section 3.22(a)(iii).

          “CRA”—as defined in Section 3.28.

          “Damages”—as defined in Section 9.2.

          “DGCL”—the Delaware General Corporation Law, as amended.

          “Directors”—with respect to each Acquired Company, the “Directors” are Robert K. Barker, Noel R. Boyd, Dan S. Dugan, Timothy D. Harris, William E. Johnson, Larry A. Lunsford, Gerard J. Mos and Leland M. Walker.

          “Disclosure Letter”—the disclosure letter delivered by NorthStar and NorthStar Bank to Buyer concurrently with the execution and delivery of this Agreement.

          “Dissenting Shares”—as defined in Section 2.5(e).

          “Effective Time”—as defined in Section 2.2.

          “Election Notice”—as defined in Section 2.6(c).

          “Employment Agreements”—as defined in Section 7.2(d)(iii).

          “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          “Enterprise Bank”— Enterprise Bank & Trust, a Missouri chartered trust company and wholly-owned subsidiary of Buyer.

          “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          “Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b)          fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c)          financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

          “Environmental Law”—any Legal Requirement that requires or relates to:

          (a)          advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h)          making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          “ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Escrow”—$2,500,000 plus the Reserved Credit Escrow (as defined in the Escrow Agreement), payable as set forth in Section 7.3(d).

          “Escrow Agreement”—as defined in Section 7.2(d)(v).

          “Exchange Agent”—as defined in Section 2.5(d).

          “Exchange Fund”—as defined in Section 2.7(a).

          “Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

          “FDIC”—the Federal Deposit Insurance Corporation.

          “Federal Reserve Board”—the Board of Governors of the Federal Reserve System.

          “GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

          “GBCLM”—the General and Business Corporation Law of Missouri, as amended.

          “GLB Act”—the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended.

          “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body”—any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

          “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          “Indemnified Persons”—as defined in Section 9.2.

          “Intellectual Property Assets”—as defined in Section 3.22(a).

          “Interim Balance Sheet”—as defined in Section 3.4(b).

          “IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          “IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          “Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          “Loss Amount”—the amount, if any, by which the Buyer Price exceeds the greater of (a) the per share price obtained by the proposed seller for the shares of Buyer stock designated in the Proposed Transfer Notice or (b) the lowest per share price of Buyer common stock, as quoted on Nasdaq, during the fourteen (14) day period after the date Buyer received the Proposed Transfer Notice.

          “Market Price”—the per share average of the last reported sale price of a share of Buyer common stock, as quoted on Nasdaq, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day two (2) days prior to the Closing Date.

          “Marks”—as defined in Section 3.22(a)(i).

          “Nasdaq”—the Nasdaq National Market or, if Buyer’s common stock is no longer traded on such market, on such other exchange on which such shares are traded.

          “Newco”—as defined in the Recitals of this Agreement.

          “Nonsolicitation Agreements”—as defined in Section 7.2(d)(iv).

          “NorthStar”—as defined in the first paragraph of this Agreement.

          “NorthStar Bank”—as defined in the first paragraph of this Agreement.

          “NorthStar Closing Documents”—as defined in Section 3.2(a).

          “NorthStar Eligible Option”—a NorthStar Option held by an employee of an Acquired Company.

          “NorthStar Merger”—the merger of NorthStar with and into Newco.

          “NorthStar Options”—as defined in Section 2.11.

          “NorthStar Release”—as defined in Section 7.2(d)(ii).

          “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          “Option Consideration”—for each NorthStar Eligible Option for which the holder has agreed to receive a cash payment at Closing in lieu of exercising the NorthStar Eligible Option, an amount in cash equal to the aggregate number of shares of NorthStar common stock into which such NorthStar Eligible Option could have been converted immediately prior to the Effective Time, multiplied by the difference between $27.50 and the exercise price for each share of NorthStar common stock subject to such NorthStar Eligible Option.

          “Option Notice”—as defined in Section 2.11.

          “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b)          such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c)          such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          “Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

          “Patents”—as defined in Section 3.22(a)(ii).

          “Patriot Act”—as defined in Section 3.15(e).

          “Per Share Consideration”—an amount equal to (a) $36,000,000 minus the aggregate Option Consideration, divided by (b) the aggregate number of Shares outstanding on the Closing Date, payable as set forth in Section 2.5.

          “Per Share Escrow”—an amount equal to the Escrow divided by the aggregate number of Shares outstanding on the Closing Date, payable as set forth in Section 7.3(d).

          “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          “Plan of Merger”—as defined in Section 2.1.

          “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          “Proprietary Rights Agreement”—as defined in Section 3.20(b).

          “Proposed Transfer Notice”—as defined in Section 2.6(b).

          “Regulatory Reports”—as defined in Section 3.4(a).

          “Related Person”—with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any entity that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any entity in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

          (d)          any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, executive officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, executive officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and minor children, and (iii) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

          “Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          “Right of First Refusal”—as defined in Section 2.6(a).

          “SEC”—the Securities and Exchange Commission.

          “Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Seller Representative”—as defined in Section 10.16.

          “Shares”—as defined in the Recitals of this Agreement.

          “Stock Amount”—as defined in Section 2.5(c).

          “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of NorthStar.

          “Tax”—any tax, charge, fee, levy, or other governmental assessment or imposition of any kind payable to any Governmental Body, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real property, personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes, and (b) interest, penalties, and additions to tax imposed with respect thereto.

          “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          “Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          “Trade Secrets”—as defined in Section 3.22(a)(v).

2.       MERGER; CLOSING

          2.1      NORTHSTAR MERGER

          Subject to the terms and conditions of this Agreement, at the Effective Time, NorthStar shall be merged with and into Newco in accordance with the DGCL, the GBCLM, and the Plan of Merger attached as Exhibit 2.1 (the “Plan of Merger”). Newco shall be the surviving corporation resulting from such merger and shall continue to be governed by the laws of the State of Delaware. The Organizational Documents of Newco as in effect immediately prior to the Effective Time shall be the Organizational Documents of the surviving corporation until thereafter amended as provided therein and by applicable law.  At the Effective Time, the Shares shall be converted into the right to receive cash and shares of capital stock of Buyer pursuant to this Section 2.

          2.2      CLOSING; EFFECTIVE TIME

          The closing of the Contemplated Transactions (the “Closing”), will take place at such date, time, and place as the parties may agree.  In the absence of such agreement, the Closing shall be held at the offices of Buyer’s counsel, Husch & Eppenberger, LLC, at 1200 Main Street, Suite 2300, Kansas City, Missouri 64105, commencing at 10:00 a.m. (St. Louis time) on the date that is five (5) Business Days after receipt of all Consents of Governmental Bodies legally required to consummate the Contemplated Transactions and the expiration of all statutory waiting periods applicable to the Contemplated Transactions.  The NorthStar Merger shall be effective the date and time upon which a Summary Articles of Merger and a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware are filed with the Secretary of State of the State of Missouri, or as otherwise stated in such certificate of merger (the “Effective Time”). Subject to Section 8, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          2.3     EFFECT OF MERGER

          At the Effective Time, the effect of the NorthStar Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the DGCL and the GBCLM.  At any time after the Effective Time, if Buyer shall consider that any further act is necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Newco right, title, or interest in, to, or under any of the property, rights, privileges, powers, and franchises of NorthStar or (ii) otherwise carry out the purposes of this Agreement, then the Acquired Companies and their respective officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to take such action, and the officers and directors of Buyer are fully authorized in the name of any Acquired Company to take such action.

          2.4     DIRECTORS AND OFFICERS

          At the Effective Time, (a) the directors of Newco immediately prior to the Effective Time shall be the initial directors of Newco, as the surviving corporation, each to hold office in accordance with the Organizational Documents of Newco; and (b) the officers of Newco immediately prior to the Effective Time shall be the initial officers of Newco, as the surviving corporation, in each case until their respective successors are duly elected or appointed.

          2.5     CONVERSION OF SECURITIES; DISSENTING SHARES

                    (a)     Subject to subsection (d) regarding fractional shares, at the Effective Time, by virtue of the NorthStar Merger and without action on the part of Buyer or NorthStar, each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of NorthStar, and (ii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Consideration, subject to the Escrow Agreement with respect to the Escrow.

                    (b)     Each Share held by NorthStar as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 2.5.

                    (c)     The “Consideration” shall be (i) for each Share held by stockholders owning beneficially less than 1,000 Shares, an amount in cash equal to the Per Share Consideration, or (ii) for each Share held by stockholders owning beneficially 1,000 or more Shares, (A) an amount in cash equal to twenty percent (20%) of the Per Share Consideration (the “Cash Amount”), plus (B) a number of shares of Buyer’s common stock, $0.01 par value, using the Closing Price equal to eighty percent (80%) of the Per Share Consideration (the “Stock Amount”). Notwithstanding the foregoing, the parties acknowledge and agree that, subject to the requirements of subsection 2.5(f), the Buyer may elect to increase the Cash Amount and reduce the Stock Amount in the event that the Closing Price is less than $20.80.  The shares included in the Stock Amount will not be registered with the SEC under the Securities Act or under any state securities laws, in reliance on the exemptions specified in such laws, and have not been approved or disapproved by the SEC, or by the securities regulatory authority of any state.  Such shares included in the Stock Amount will be subject to Section 2.6 regarding Buyer’s right of first refusal and to restrictions on resale and may not be sold or otherwise transferred without compliance with those rights and restrictions.

                    (d)    No fractional shares of capital stock of Buyer shall be issued in the NorthStar Merger. In lieu of a fractional share of Buyer common stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded-up to the nearest whole cent, in an amount determined by multiplying the Closing Price by the fraction of a share of Buyer common stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by Buyer as the exchange agent (the “Exchange Agent”) shall so notify Buyer, and Buyer shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 2.5.

                    (e)     Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by NorthStar stockholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Consideration in accordance with this Section 2.5, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM.  Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Consideration in accordance with this Section 2.5. NorthStar shall give Buyer (i) prompt notice of each and every notice of a NorthStar stockholder’s intent to demand payment for the stockholder’s Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by NorthStar relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM, and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the GBCLM. Except with the prior written consent of Buyer, NorthStar shall not voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

                    (f)     If the tax opinion referred to in Section 7.2(d)(i) cannot be rendered because NorthStar’s counsel or accountants reasonably determine that the NorthStar Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, then Buyer shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinion to be rendered; provided that the Consideration, as calculated and determined pursuant to this Section 2.5, is the same.

          2.6     BUYER RIGHT OF FIRST REFUSAL

                    (a)     Prior to the second anniversary of the Closing Date, if any stockholder desires to transfer any shares of Buyer stock acquired in the NorthStar Merger to a third party pursuant to a transaction negotiated between such stockholder and third party, such stockholder shall first offer such shares to Buyer pursuant to this Section 2.6 (the “Right of First Refusal”).

                    (b)     Such proposed seller shall give written notice to Buyer stating such stockholder’s desire to transfer such shares, the number of shares proposed to be transferred, the exact name in which such shares are held of record, the address of such stockholder, and the price for such shares negotiated by the proposed seller and the third party (the “Proposed Transfer Notice”). Each such Proposed Transfer Notice shall be deemed to have been duly given when actually received by one of the representatives of Buyer set forth below and shall be sent to the appropriate address and telecopier numbers set forth below (or to such other address and telecopier numbers as Buyer may designate by notice to Seller Representative):

                    Enterprise Bank & Trust
                    150 North Meramec Avenue, Suite 300
                    St. Louis, Missouri 63105-3753
                    Attention: Frank Sanfilippo and James Wagner
                    Facsimile No.: 314-812-4045, 314-812-1576 and 314-812-1511

                    (c)     Buyer shall have fourteen (14) days from its receipt of the Proposed Transfer Notice to give the proposed seller written notice of its election to purchase such shares at a per share price equal to the per share price of Buyer common stock, as quoted on Nasdaq, for the last trading day immediately preceding the date Buyer received the Proposed Transfer Notice (the “Election Notice”).

                    (d)     The closing of any such purchase by Buyer shall take place at the executive offices of Buyer at 10:00 a.m. local time on the date specified in the Election Notice, which shall not be more than thirty (30) days after the date of the Election Notice, or at such other time and place as the parties to the transaction may agree.  At the closing, the proposed seller will deliver to Buyer certificates evidencing the shares to be purchased (properly endorsed or accompanied by stock powers, with signature guaranteed or similar appropriate documentation of authority to transfer).  Buyer shall pay the purchase price stated in the Election Notice in cash or immediately available funds.  In the event that the holder of the shares to be purchased by Buyer does not deliver such certificates with the required endorsement or stock powers to Buyer, as required by this subsection (d), such shares shall be deemed assigned and transferred to Buyer upon delivery of the purchase price, and Buyer’s transfer agent shall be authorized to record that the certificates have been acquired by Buyer.

                    (e)     If Buyer does not provide the Election Notice within fourteen (14) days after its receipt of the Proposed Transfer Notice, Buyer shall be deemed to have elected not to purchase the shares identified in the Proposed Transfer Notice, and the proposed seller may transfer such shares to a third party in accordance with the Proposed Transfer Notice for a period ending forty-four (44) days after the date of receipt by Buyer of the Proposed Transfer Notice; provided that such sale is made pursuant to an exemption from registration under the Securities Act and applicable state securities laws.

                    (f)     If (i) Buyer does not waive its right to purchase such shares within one Business Day after its receipt of the Proposed Transfer Notice, (ii) Buyer does not provide the Election Notice within fourteen (14) days after its receipt of the Proposed Transfer Notice, and (iii) the proposed seller transfers such shares in accordance with the Proposed Transfer Notice and the preceding sentence, Buyer shall pay such proposed seller an amount equal to (A) the Loss Amount (if any) multiplied by (B) the number of shares of Buyer stock designated in the Proposed Transfer Notice, in cash or immediately available funds within five (5) Business Days after the proposed seller notifies Buyer that the transfer has closed.

          2.7     EXCHANGE OF CERTIFICATES

                    (a)      Exchange Agent. Buyer shall deposit, or shall cause to be deposited, the Consideration (net of the Escrow and the aggregate Option Consideration) on or before the Closing Date, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 2.7, through the Exchange Agent, and shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, any dividends or distributions with respect thereto promptly following the declaration and payment thereof, if any, to be paid and issued in exchange for Shares pursuant to this Section 2.7 (the “Exchange Fund”).

(b) Exchange Procedures.

                    (i)     As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Consideration pursuant to Section 2.5, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (B) instructions for effecting the surrender of the Certificates in exchange for the Consideration.

                    (ii)    Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 2.7 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled.

                    (iii)   In the event of a transfer of ownership of Shares which is not registered in the transfer records of NorthStar, a transferee may exchange the Certificate representing such Shares for the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7 if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

                    (iv)   In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen, or destroyed Certificate the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7, which such holder would have had the right to receive in respect of such lost, stolen, or destroyed Certificate.

                    (v)    Until surrendered as contemplated by this Section 2.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Consideration and any unpaid dividends and distributions thereon as provided in this Section 2.7, subject to the Escrow Agreement with respect to the Escrow.  No interest shall be paid on the Consideration.

                    (c)     Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer common stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer common stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(d), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Buyer common stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Buyer common stock to which such holder is entitled pursuant to Section 2.5(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Buyer common stock.

                    (d)     No Further Rights in the Shares. The Consideration issued and paid upon conversion of the Shares (including the payment of the Escrow to the Escrow Agent) in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

                    (e)     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of NorthStar for six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any former stockholders of NorthStar who have not theretofore complied with this Section 2.7 shall thereafter look only to Buyer to claim the Consideration, any cash in lieu of fractional shares of Buyer common stock, and any dividends or distributions with respect to Buyer common stock, in each case without interest thereon, and subject to Section 2.7(g).  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body, to the extent permitted by applicable Legal Requirements, shall become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

                    (f)     No Liability. Neither Buyer nor NorthStar shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Body pursuant to any abandoned property, escheat, or similar Legal Requirements.  Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of NorthStar to establish the identity of those Persons entitled to receive the Consideration.  NorthStar’s stock transfer books shall be conclusive with respect thereto.

                    (g)     Withholding Rights. Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Legal Requirements relating to Taxes and pay such withholding amount over to the appropriate Governmental Body. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

          2.8     STOCK TRANSFER BOOKS

          At the Effective Time, the stock transfer books of NorthStar shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of NorthStar. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Legal Requirements.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Buyer for any reason shall be converted into the Consideration in accordance with Section 2.5, subject to applicable Legal Requirements in the case of Dissenting Shares.

          2.9     BUYER COMMON STOCK

The shares of Buyer common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the NorthStar Merger, and at the Effective Time, such shares shall remain issued and outstanding.

          2.10   ADJUSTMENTS FOR DILUTION AND OTHER MATTERS

          Prior to the Effective Time, if Buyer or NorthStar changes (or establishes a record date for changing) the number of shares of Buyer common stock or the number of Shares issued and outstanding as of the date of this Agreement as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such shares or Shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of Shares pursuant to Section 2.5 would be the same as if the Effective Time had been the close of business on the date of this Agreement.

          2.11   TREATMENT OF STOCK OPTIONS

          The name of each holder of an option to purchase shares of NorthStar common stock (“NorthStar Options”) and the number of NorthStar Options by such option holder are listed on Part 3.3 of the Disclosure Letter, identifying such NorthStar Options as NorthStar Eligible Options, if applicable.  NorthStar shall cause the notice in substantially the form attached as Exhibit 2.11 (the “Option Notice”) to be delivered to each holder of a NorthStar Option within three (3) Business Days after the date of this Agreement.  Each NorthStar Eligible Option as to which the holder agrees to take cash in lieu of exercising such NorthStar Eligible Option shall be automatically cancelled at Closing and all rights in respect thereof will cease to exist except the right to receive from NorthStar at Closing the Option Consideration. The Option Notice shall provide that any holder of a NorthStar Eligible Option, whether or not having made the election to receive the Option Consideration, shall not be entitled to receive any portion of such Option Consideration if such holder is not employed by an Acquired Company on the date three (3) days before the receipt by Buyer of all Consents of Governmental Bodies required for the consummation of the Contemplated Transactions.  At the time of termination of any NorthStar Option holder’s employment before such date, (a) the applicable Acquired Company shall inform such holder that he or she will not be entitled to share in the Option Consideration and will only have the right to exercise NorthStar Options on or before three (3) days after he or she receives written notice from NorthStar that all Consents of Governmental Bodies required for the consummation of the Contemplated Transactions have been received, subject to NorthStar’s right to require re-sale of the Shares so acquired to NorthStar pursuant to the terms and provisions of the Stockholders Agreement, as amended, or the Restated Stockholders Agreement and (b) the Aquired Companies shall promptly notify Buyer of the termination of such NorthStar Option holder’s employment and update Part 3.3 of the Disclosure Letter to reflect that such holder does not hold NorthStar Eligible Options.

3.	REPRESENTATIONS AND WARRANTIES OF NORTHSTAR AND NORTHSTAR BANK

NorthStar and NorthStar Bank represent and warrant to Buyer as follows:

          3.1     ORGANIZATION AND GOOD STANDING

                    (a)     Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).

                    (b)     NorthStar is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri and a registered bank holding company under the BHCA, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  NorthStar Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America pursuant to a charter issued by the Office of the Comptroller of the Currency and a member of the Federal Reserve System, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                    (c)     The deposit accounts of NorthStar Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by Legal Requirements, and NorthStar Bank has paid all deposit insurance premiums and assessments required by such Legal Requirements.

                    (d)     NorthStar and NorthStar Bank have delivered to Buyer complete and accurate copies of their Organizational Documents, as currently in effect.

          3.2     AUTHORITY; NO CONFLICT

                    (a)     This Agreement constitutes the legal, valid, and binding obligation of NorthStar, NorthStar Bank, and Seller Representative, enforceable against them in accordance with its terms.  Upon the execution and delivery by NorthStar, NorthStar Bank, Seller Representative, Leland Walker, Robert Barker, Michael Bartkoski, and the Directors of the Escrow Agreement, the Employment Agreements, the NorthStar Release, and the Nonsolicitation Agreements (collectively, the “NorthStar Closing Documents”), as applicable, the NorthStar Closing Documents will constitute the legal, valid, and binding obligations of NorthStar, NorthStar Bank, Seller Representative, Leland Walker, Robert Barker, Michael Bartkoski, and the Directors, as applicable, enforceable against them in accordance with their respective terms.  NorthStar, NorthStar Bank, Seller Representative, Leland Walker, Robert Barker, Michael Bartkoski, and the Directors have the absolute and unrestricted right, power, authority, and capacity to execute and deliver and to perform their obligations under this Agreement and the NorthStar Closing Documents, as applicable.

                    (b)     Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i)     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                    (ii)    contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

                    (iii)   contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (vi)   contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          3.3     CAPITALIZATION

          The authorized equity securities of NorthStar consist of 2,000,000 shares of common stock, par value $1.00 per share, of which 1,166,306 shares are issued and outstanding and constitute the Shares. The NorthStar stockholders identified on Part 3.3 of the Disclosure Letter are and will be on the Closing Date the record and beneficial owners and holders of the Shares, and all such Shares shall be free and clear of all Encumbrances as of the Closing.  Each such stockholder beneficially owns the number of Shares indicated on Part 3.3 of the Disclosure Letter. All of the outstanding equity securities of NorthStar Bank are owned of record and beneficially by NorthStar, free and clear of all Encumbrances, other than the pledge to Midwest Independent Bank referenced in Section 7.2(d)(ix).  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company, except as set forth in Part 3.3 of the Disclosure Letter.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Part 3.3 of the Disclosure Letter describes each Applicable Contract relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company, including the NorthStar Options.  None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.  Except as set forth in Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Applicable Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business (other than those acquired in connection with collection).

          3.4     BANKING REPORTS; FINANCIAL STATEMENTS

                    (a)     Each Acquired Company has filed all forms, reports, and documents required to be filed with the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency, the Missouri Division of Finance and any other applicable federal or state securities or banking authorities (collectively, the “Regulatory Reports”). The Regulatory Reports (i) were prepared in accordance with Legal Requirements, and (ii) at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)     Except as set forth in Part 3.4 of the Disclosure Letter, NorthStar has delivered to Buyer: (i) the audited consolidated balance sheet of NorthStar as at December 31, 2004 (the “Balance Sheet”) and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of McGladrey & Pullen, LLP, independent certified public accountants, (ii) the unaudited consolidated balance sheet of NorthStar as at December 31, 2005 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of income for the period then ended, and (iii) all bank financial reports, including all amendments thereto, filed with any Governmental Body by any Acquired Company for the year ended December 31, 2005 and all such reports required to be filed after the date of this Agreement until the Closing Date.  Such financial statements and notes fairly present the financial condition and the results of operations, and, as applicable, the changes in stockholders’ equity, and cash flow, of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of NorthStar.

          3.5     BOOKS AND RECORDS

          The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books and other corporate records of the Acquired Companies contain accurate and complete records of all meetings held of, and action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  The unexecuted minutes of the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies made available to Buyer prior to Closing are complete and correct and accurately reflect the minutes included in the minute books.  At the Closing, all of those books and records will be in the possession of the Acquired Companies.

          3.6     TITLE TO PROPERTIES; ENCUMBRANCES

          Part 3.6 of the Disclosure Letter contains a complete and accurate list of all leaseholds and other interests in real property owned by any Acquired Company.  The Acquired Companies do not own a fee simple interest in any real property other than real estate acquired in connection with collection of loans held by the NorthStar Bank (which real estate is being held for sale). The Acquired Companies have not subleased any real property.  NorthStar has delivered or made available to Buyer copies of any instruments (as recorded, if applicable) by which the Acquired Companies acquired such leaseholds and interests and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Acquired Companies and relating to such leaseholds or interests.  The Acquired Companies own all the assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own and as reflected as owned in the books and records of the Acquired Companies, including all of the assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.  All material assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of assets after the date of the Interim Balance Sheet (such security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

          3.7      CONDITION AND SUFFICIENCY OF ASSETS

          The buildings, structures, and equipment owned or leased by the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, structures, and equipment owned or leased by the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

          3.8     LOAN PORTFOLIO

          Except as set forth in Part 3.8 of the Disclosure Letter, all loans and discounts shown on the Acquired Companies’ financial statements or that were entered into after the date of the most recent balance sheet included in the Acquired Companies’ financial statements were and shall be made for good, valuable, and adequate consideration in the Ordinary Course of Business of the Acquired Companies, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. Except as set forth in Part 3.8 of the Disclosure Letter, the notes and other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be. The Acquired Companies have complied and, prior to the Closing Date, shall comply with all material Legal Requirements relating to such loans.

          3.9     ALLOWANCE FOR LOAN LOSSES; LOAN GUARANTEES

          The allowances for loan losses reflected on the Acquired Companies’ financial statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.  All material guarantees of indebtedness owed to any Acquired Company, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other Governmental Bodies, are valid and enforceable in accordance with their respective terms.

          3.10   NO UNDISCLOSED LIABILITIES

          Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

          3.11   TAXES

                    (a)     The Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, and all such federal and state income Tax Returns have been timely filed.  NorthStar has made available to Buyer copies of each such Tax Return, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of each type of Tax Return filed since its inception.  The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                    (b)     The United States federal and state income Tax Returns of each Acquired Company subject to such Taxes are closed by the applicable statute of limitations for all taxable years through 2001. Such Tax Returns have not been audited by the IRS or relevant state tax authorities. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                    (c)     The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes.  There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in

Part 3.11 of the Disclosure Letter.  No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company.  All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                    (d)     All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete.  There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.  No Acquired Company is or ever has been an “S” corporation.  During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to conversion of the Shares), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the conversion of the Shares) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer.  Part 3.11 of the Disclosure Letter lists all such target affiliates.

                    (e)     No Acquired Company has taken or agreed to take any action that would prevent the NorthStar Merger from qualifying as a reorganization under Section 368(a)(1) of the IRC.

                    (f)     The Acquired Companies have no income tax liability (including interest and penalties) in connection with any deferred compensation agreement between NorthStar Bank and any employee under the deferred compensation provisions of the IRC, including Section 409A of the IRC, and any such liability is solely the responsibility of such employee.

          3.12   NO MATERIAL ADVERSE CHANGE

          Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

          3.13   EMPLOYEE BENEFITS

                    (a)           As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation”—an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

         “Company Plan”—all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated.  All references to Plans are to Company Plans unless the context requires otherwise.

“ERISA Affiliate”—with respect to an Acquired Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the IRC.

         “Other Benefit Obligations”—all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Section 132 of the IRC.

“Pension Plan”—as defined in Section 3(2)(A) of ERISA.

“Plan”—as defined in Section 3(3) of ERISA.

“Plan Sponsor”—as defined in Section 3(16)(B) of ERISA.

“Qualified Plan”—any Plan that meets or purports to meet the requirements of Section 401(a) of the IRC.

“Welfare Plan”—as defined in Section 3(1) of ERISA.

                    (b)     Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are Qualified Plans.  Except as set forth in Part 3.13(b) of the Disclosure Letter, the Acquired Companies and their ERISA Affiliates do not and have not participated in or contributed to any (i) voluntary employees’ beneficiary association under Section 501(c)(9) of the IRC, (ii) defined benefit Pension Plans, (iii) Pension Plans that are subject to Title IV of ERISA, or (iv) Multi-Employer Plans (as defined in Section 3(37)(A) of ERISA).

                    (c)     Part 3.13(c) of the Disclosure Letter contains a complete and accurate list of (i) all ERISA Affiliates of each Acquired Company and (ii) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                    (d)     Part 3.13(d) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by such statement to disclose such information.

                    (e)     Part 3.13(e) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                    (f)     NorthStar and NorthStar Bank have delivered or made available to Buyer:

                  (i)          all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, and any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(iv) all insurance policies purchased by or to provide benefits under any Company Plan;

(v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

                  (vi)        all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(vii) all notifications to employees of their rights under Section 601 et seq. of ERISA and Section 4980B of the IRC;

(viii) the Form 5500 filed in each of the most recent three (3) plan years, including all schedules thereto and the opinions of independent accountants;

                  (ix)         all notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                  (x)          all notices that were given by the IRS or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four (4) years preceding the date of this Agreement; and

(xi) with respect to Qualified Plans, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan.

(g) Except as set forth in Part 3.13(g) of the Disclosure Letter:

(i) To the Knowledge of the Acquired Companies, the Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations.  The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Company Plans and Company Other Benefit Obligations that have accrued but are not due.

                  (ii)         To the Knowledge of the Acquired Companies, no statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

                  (iii)        To the Knowledge of the Acquired Companies, the Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

(iv) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975(c) of the IRC have occurred with respect to any Company Plan.

(v) No Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(vi) No Acquired Company has any liability under Section 502 or 4071 of ERISA.

(vii) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                  (viii)       All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under Section 162 or 404 of the IRC. No amount, or any asset of any Company Plan, is subject to Tax as unrelated business taxable income.

                  (ix)         Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(x) Since December 31, 2004, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

                  (xi)         To the Knowledge of the Acquired Companies, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  (xii)        Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to any Acquired Company’s Knowledge, is Threatened.

(xiii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Section 401(a) of the IRC.

                  (xiv)      Each Qualified Plan of each Acquired Company is qualified in form and operation under Section 401(a) of the IRC; each trust for each such Plan is exempt from federal income Tax under Section 501(a) of the IRC.  To the knowledge of Acquired Companies, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (xv)         Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under Section 302 of ERISA and Section 402 of the IRC.

(xvi) No Company Plan is subject to Title IV of ERISA.

                  (xvii)       No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Pension Plan subject to Title IV of ERISA in a manner that would subject any Person to liability under Section 4062(e), 4063, or 4064 of ERISA.

                  (xviii)      No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated.  No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Plan.

                  (xix)        No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under Section 307 of ERISA or Section 401(a)(29) of the IRC.

                  (xx)         No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan.  No event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                  (xxi)        The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                  (xxii)       Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in Section 4001 of ERISA) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xxiii) No reportable event (as defined in Section 4043 of ERISA and in regulations issued thereunder) has occurred.

                  (xxiv)      No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan (as defined in Section 3(37)(A) of ERISA).

                  (xxv)       Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the IRC, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxvi) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxvii) All Acquired Companies have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the IRC.

                  (xxviii)    No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to Tax under Section 280G or 4999 of the IRC; nor will any Acquired Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

(xxix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Part 3.14 of the Disclosure Letter:

                   (i)     each Acquired Company is, and at all times since inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                   (ii)    no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired

Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                   (iii)   no Acquired Company has received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                    (b)     Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including, without limitation, all required authorizations from the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency, the Missouri Division of Finance, and any other applicable regulatory authority.  Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect.  Except as set forth in Part 3.14 of the Disclosure Letter:

                   (i)     each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                   (ii)    no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                   (iii)   no Acquired Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, or termination of, or modification to, any Governmental Authorization; and

                   (iv)    all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

          3.15    LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  NorthStar and NorthStar Bank have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

(b) Except as set forth in Part 3.15 of the Disclosure Letter:

(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii) no Acquired Company is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                    (iii)   to the Knowledge of the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Except as set forth in Part 3.15 of the Disclosure Letter:

                    (i)     each Acquired Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                    (ii)     no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                    (iii)     no Acquired Company has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

                    (d)      No Acquired Company is subject to and, to the Acquired Companies’ Knowledge, there are no facts and/or circumstances in existence that will result in any Acquired Company becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding, or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of any Acquired Company.  No Governmental Body has advised any Acquired Company in writing or, to the Acquired Companies’ Knowledge, otherwise advised that such Governmental Body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, or extraordinary supervisory letter or any such board resolutions, nor, to the Acquired Companies’ Knowledge, has any Governmental Body commenced an investigation in connection therewith.

                    (e)      To the Acquired Companies’ Knowledge, no facts or circumstances exist which would cause any Acquired Company to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended, the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Legal Requirements; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy laws and related Legal Requirements, including, without limitation, Title V of the GLB Act, and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40. Each Acquired Company has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act.  Each Acquired Company has complied in all respects with any requirements to file reports and other necessary documents as required by the Patriot Act.

          3.16   ABSENCE OF CERTAIN CHANGES AND EVENTS

          Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                    (a)      change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company;

issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                    (b)      amendment to the Organizational Documents of any Acquired Company;

                    (c)      except as indicated in Part 3.20 of the Disclosure Letter, payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, executive officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Applicable Contract with any director, executive officer, or employee;

                    (d)       adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                    (e)      damage to, or destruction or loss of, any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

                    (f)      entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, borrowing by an Acquired Company, or similar agreement, or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to any Acquired Company, of at least $25,000;

                    (g)      sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                    (h)      cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

                    (i)      material change in the accounting methods used by any Acquired Company;

                    (j)      enter into any derivative instrument in a notional amount in excess of $500,000; or

                    (k)      agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

          3.17   CONTRACTS; NO DEFAULTS

                    (a)      Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and NorthStar and NorthStar Bank have delivered or made available to Buyer true and complete copies, of:

(i) each Applicable Contract (other than loans) that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

                    (iv)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                    (v)         each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                    (vii)       each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any entity that is a Related Person of an Acquired Company or limit the freedom of any Acquired Company or any entity that is a Related Person of an Acquired Company to engage in any line of business or to compete with any Person;

(viii) each Applicable Contract providing for payments to or by any Person based on profits;

(ix) each power of attorney that is currently effective and outstanding;

                    (x)         each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xi) each Applicable Contract for capital expenditures in excess of $50,000;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Applicable Contracts, including the parties to the Applicable Contracts, the amount of the remaining commitment of the Acquired Companies under the Applicable Contracts, and the Acquired Companies’ office where details relating to the Applicable Contracts are located.

                    (b)      Except as set forth in Part 3.17(b) of the Disclosure Letter:

                    (i)     no director, officer or 5% shareholder of an Acquired Company has or may acquire any rights under, and no Acquired Company has or may become subject to any obligation or liability under, any Applicable Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                    (ii)    to the Knowledge of the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any contract or other arrangement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                    (c)      Except as set forth in Part 3.17(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                    (d)      Except as set forth in Part 3.17(d) of the Disclosure Letter:

                    (i)     each Acquired Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                    (ii)    each other Person that has or had any obligation or liability under any Applicable Contract (other than loans made by NorthStar Bank or deposits accepted by NorthStar Bank) under which an Acquired Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Applicable Contract;

                    (iii)   no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract (other than loans made by NorthStar Bank or deposits accepted by NorthStar Bank); and

                    (iv)   no Acquired Company has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract (other than loans made by NorthStar Bank or deposits accepted by NorthStar Bank).

                    (e)      There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts (other than loans made by NorthStar Bank or deposits accepted by NorthStar Bank) with any Person and, no such Person has made written demand for such renegotiation.

                    (f)      The Applicable Contracts relating to the provision of services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

          3.18   INSURANCE

                    (a)      NorthStar and NorthStar Bank have delivered or made available to Buyer:

                    (i)     true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

                    (b)      Part 3.18(b) of the Disclosure Letter describes:

(i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                    (iii)   all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                    (c)      Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage;

(C) the amount and a brief description of the claim; and

(D) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                    (d)      Except as set forth in Part 3.18(d) of the Disclosure Letter, all policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or any director or officer of an Acquired Company:

(i) are valid, outstanding, and enforceable;

(ii) are issued by an insurer that is financially sound and reputable;

(iii) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

(iv) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which any Acquired Company is a party or by which any of them is bound;

(v) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

                    (e)      No Acquired Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                    (f)      The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                    (g)      The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

          3.19   ENVIRONMENTAL MATTERS

          Except as set forth in Part 3.19 of the Disclosure Letter:

                    (a)      Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company or any other Person for whose conduct they are or may be held responsible or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (b)      There are no pending or, to the Knowledge of the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                    (c)      No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (d)      No Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                    (e)      There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of the Acquired Companies, any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

                    (f)      There has been no Release or, to the Knowledge of the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest or, to the Knowledge of the Acquired Companies, any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person.

                    (g)      NorthStar and NorthStar Bank have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, about, under, or from the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          3.20   EMPLOYEES

                    (a)      Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee and director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s profit-sharing, deferred compensation, stock option, cash bonus, insurance, medical, welfare, or vacation plan, other employee welfare benefit plan, or any other employee benefit plan or any director plan.

                    (b)      No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (a “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such employee or director.  To the Acquired Companies’ Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

                    (c)      Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee and director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name and description of benefits.

          3.21   LABOR RELATIONS; COMPLIANCE

          No Acquired Company has been or is a party to any collective bargaining or other labor contract or agreement, and there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, except as described in Part 3.21 of the Disclosure Letter, or (c) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.  Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          3.22   INTELLECTUAL PROPERTY

                    (a)      Intellectual Property Assets. The term “Intellectual Property Assets” includes:

                    (i)     the names “NorthStar Bancshares,” “NorthStar Bank,” and “NorthStar Loans USA,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works; and

                    (v)    all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.

                    (b)      Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Applicable Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which an Acquired Company is the licensee. There are no outstanding and, to the Acquired Companies’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                    (c)      Know-How Necessary for the Business.

                    (i)     The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims and has the right to use without payment to a third party all of the Intellectual Property Assets.

                    (ii)    Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Applicable Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company.  No employee of any Acquired Company has entered into any contract or other arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

                    (d)      Patents.

(i) The Acquired Companies do not own any Patent.

(ii) No process or know-how used by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                    (e)      Service Marks.

                    (i)     Part 3.22(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                    (ii)    All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Acquired Companies’ Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To the Acquired Companies’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                    (v)    No Mark is infringed or, to the Acquired Companies’ Knowledge, has been challenged or threatened in any way.  None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All materials containing a Mark bear the proper federal registration notice where permitted by law.

                    (f)      Copyrights. The Acquired Companies do not own any Copyrights.

                    (g)      Trade Secrets.

                    (i)     With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                    (iii)   One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to the Acquired Companies’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          3.23   CERTAIN PAYMENTS

          No Acquired Company or director, executive officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired

Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

          3.24   DISCLOSURE

                    (a)      No representation or warranty of NorthStar or NorthStar Bank in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                    (b)      No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                    (c)      There is no fact known to any Acquired Company that has specific application to any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Acquired Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

                    (d)      The information supplied by NorthStar and NorthStar Bank for inclusion in the proxy statement sent to the stockholders of NorthStar in connection with the meeting of NorthStar’s stockholders to consider the NorthStar Merger does not contain any untrue statement or omit to state a material fact necessary to make the statements in such proxy statement/prospectus not misleading.

          3.25   RELATIONSHIPS WITH RELATED PERSONS

          Except as set forth in Part 3.25 of the Disclosure Letter, no director, executive officers or 5% stockholder of any Acquired Company or any of their Related Person has, or since January 1, 2000 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Acquired Companies’ businesses.  Except as set forth in Part 3.25 of the Disclosure Letter, no director, executive officer or 5% stockholder (or any of their Related Persons) of any Acquired Company has, since January 1, 2000, owned (of record or as a beneficial owner) a Material Interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with any Acquired Company with respect to any services of such Acquired Company (a “Competing Business”) in any market presently served by such

Acquired Company except for less than 5% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no director, executive officer or 5% stockholder of NorthStar or any Acquired Person or any of their Related Persons is a party to any Applicable Contract with, or has any claim or right against, any Acquired Company.

          3.26   BROKERS OR FINDERS

          NorthStar, NorthStar Bank, and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

          3.27   DERIVATIVES

          All interest rate swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for an Acquired Company’s own account or for the account of any Acquired Company’s customers, were entered into in accordance with prudent business practices and all applicable Legal Requirements and with counterparties believed to be financially responsible.

          3.28   COMMUNITY REINVESTMENT ACT

          NorthStar Bank has complied with the provisions of the Community Reinvestment Act and the Legal Requirements related thereto (collectively, the “CRA”), has a CRA rating of not less than “satisfactory,” has not received criticism from a Governmental Body with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or criticism from a Governmental Body with respect to discriminatory lending practices.

          3.29   SECURITIES LAW MATTERS AND RESTRICTIONS ON RESALE

                    (a)      No Acquiring Company or anyone acting on its behalf will take any action that would cause the loss of the exemptions from the registration requirements of the Securities Act and applicable state securities laws relied upon by the Buyer or Newco.

                    (b)      Of the holders of 1,000 or more Shares and the NorthStar Option holders with the right to acquire 1,000 or more Shares (including Shares already held by such NorthStar Option holders), no more than thirty (30) such Persons are not “accredited investors” as defined in Regulation D promulgated by the SEC under the Securities Act.  Each holder of 1,000 or more Shares is acquiring Buyer’s common stock in the Northstar Merger for investment, and not with a view to selling or otherwise distributing such securities, other than pursuant to a registration statement under the Securities Act or in a transaction that is exempt from the registration requirements of the Securities Act or as otherwise specifically permitted under this Agreement.

                    (c)      Each such holder of Shares has been (or will be prior to the NorthStar shareholder meeting) advised that (i) the shares of Buyer stock to be issued in connection with the Northstar Merger have not been registered with the SEC under the Securities Act, or with any other Governmental Body under any state securities laws, in reliance on the exemptions specified in such laws, and have not been approved or disapproved by the SEC or by the securities regulatory authority of any state, (ii) the Buyer stock acquired in the NorthStar Merger may not be reoffered, sold, transferred, pledged, or hypothecated to any Person in the absence of (A) registration under the Securities Act and any applicable state securities laws, or evidence satisfactory to Buyer that such registration is not required, and (B) compliance with Buyer’s Right of First Refusal, and (iii) the certificates evidencing such Buyer stock will include restrictive legends to that effect.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to NorthStar and NorthStar Bank as follows:

          4.1     ORGANIZATION AND GOOD STANDING

          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, a registered bank holding company under the BHCA, and a financial holding company under the GLB Act.

          4.2     AUTHORITY; NO CONFLICT

                    (a)      This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Escrow Agreement and the Employment Agreements (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

                    (b)      Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the Board of Directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          4.3     CERTAIN PROCEEDINGS

          There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

          4.4     BROKERS OR FINDERS

          Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar fees in connection with this Agreement.

          4.5     REPORTING

          Buyer has filed all periodic reports required with the SEC and will continue to file such periodic reports for at least two (2) years after the Closing.

5.       COVENANTS OF ACQUIRED COMPANIES

          5.1     ACCESS AND INVESTIGATION

          Between the date of this Agreement and the Closing Date, the Acquired Companies will, and will cause their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

          5.2     OPERATION OF THE ACQUIRED COMPANIES’ BUSINESSES

          Between the date of this Agreement and the Closing Date, each Acquired Company will:

                    (a)      conduct the business of such Acquired Company only in the Ordinary Course of Business;

                    (b)      use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                    (c)      confer with Buyer concerning operational matters of a material nature;

                    (d)      maintain such insurance in such amounts as are reasonable to cover such risks its management has reasonably determined to be prudent and as are customary in relation to the character and locations of its properties and the nature of its businesses consistent with past practices; and

                    (e)      otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

          5.3     NEGATIVE COVENANT

          Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of Buyer, the Acquired Companies will not:

                    (a)      make any new loans or extensions of credit, including overdrafts, or renew, extend, or renegotiate any existing loans or extensions of credit (i) that are unsecured and in a principal amount in excess of $50,000, or (ii) that are secured and in a principal amount in excess of $100,000;

                    (b)      purchase or sell any whole loans, mortgages, or loan participations or agented credits or other interests therein;

                    (c)      renew or renegotiate any loans or credits that are on any watch list and/or are classified; or

                    (d)      take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

          5.4     REQUIRED APPROVALS

          As promptly as practicable after the date of this Agreement, but no more than 45 days after such date, the Buyer and the Acquired Companies will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings with the Federal Reserve Board, the FDIC, the Missouri Division of Finance, the Department of Justice, and the Office of the Comptroller of the Currency).  Between the date of this Agreement and the Closing Date, the Acquired Companies will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.  The Acquired Companies shall promptly furnish Buyer with copies of any written communications from Governmental Bodies with respect to the Contemplated Transactions.

          5.5     NOTIFICATION

          Between the date of this Agreement and the Closing Date, the Acquired Companies will promptly notify Buyer in writing if any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Acquired Company’s representations and warranties as of the date of this Agreement, or if any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Letter, if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Acquired Companies will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change.  During the same period, the Acquired Companies will promptly notify Buyer of the occurrence of any Breach of any covenant of any Acquired Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

          5.6     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

          Except as expressly provided in this Agreement, all indebtedness owed to an Acquired Company by any Related Person of an Acquired Company shall be paid in full prior to Closing.

          5.7     NO NEGOTIATION

          Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Acquired Companies will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

          5.8     BEST EFFORTS

          Between the date of this Agreement and the Closing Date, the Acquired Companies will use their Best Efforts to cause the conditions in Section 7 to be satisfied, to consummate the Contemplated Transactions, and to cause the NorthStar Merger to qualify as a reorganization under Section 368(a)(1) of the IRC.

          5.9     SHAREHOLDER MEETING

          NorthStar shall take all action necessary to properly call and convene a meeting of its stockholders as promptly as practicable after the date of this Agreement to consider and vote upon this Agreement and the Contemplated Transactions.  The NorthStar Board of Directors shall recommend that the stockholders of NorthStar approve of this Agreement and the Contemplated Transactions, unless the NorthStar Board of Directors shall have determined in good faith based on advice of counsel that such actions would result in violation of its fiduciary duty to NorthStar stockholders under applicable Legal Requirements.

          5.10     LOAN RESERVES

          The Acquired Companies shall establish and take such reserves and accruals immediately prior to the Closing Date as Buyer shall request to conform the Acquired Companies’ loan, accrual, and reserves policies to Buyer’s policies.

6.     COVENANTS OF BUYER

          6.1     APPROVALS OF GOVERNMENTAL BODIES

          As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all required filings with the Federal Reserve Board, the FDIC, the Department of Justice, the Missouri Division of Finance,

and the Office of the Comptroller of the Currency).  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Acquired Companies with respect to all filings that the Acquired Companies are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Acquired Companies in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

          6.2     BEST EFFORTS

          Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 7 to be satisfied and to consummate the Contemplated Transactions.

          6.3     DIRECTORS AND OFFICERS INSURANCE

          Buyer will maintain for a period of four (4) years the Acquired Companies’ existing directors’ and officers’ liability insurance policies with respect to matters occurring prior to the Effective Time; provided that Buyer may substitute equivalent insurance policies therefore and provided, further, that Buyer shall not be required to expend more than $6,000 on such insurance in any year during such four-year period.

          7.     CONDITIONS PRECEDENT TO CLOSING

                   7.1     CONDITIONS TO OBLIGATIONS OF PARTIES TO EFFECT THE NORTHSTAR MERGER

          The respective obligations of the parties to effect the NorthStar Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                    (a)     Stockholder Approval. This Agreement and the Contemplated Transactions shall have been approved and adopted by the requisite vote of the stockholders of NorthStar.

                    (b)     Federal Reserve Board. The Contemplated Transactions shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that is unacceptable to Buyer, in its sole discretion.  All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied, and all waiting periods relating to such approval shall have expired.

                    (c)     No Order or Proceeding. No Governmental Body shall have enacted, issued, promulgated, enforced, or entered any Legal Requirement or Order which in effect prevents or prohibits consummation of the Contemplated Transactions or restricts the consummation of the Contemplated Transactions in a manner that would have a material adverse effect on a party. No Proceeding shall have been commenced or Threatened against any party (i) involving any challenge to, or seeking damages or other relief in connection with, any Contemplated Transaction or (ii) that may have the effect of preventing, delaying, prohibiting, or otherwise interfering with any Contemplated Transaction.

                    (d)     No Material Adverse Change. Since the date of this Agreement, no change has occurred in the business, financial, or other condition of the Acquired Companies, the banking industry, the assets of the Acquired Companies, or the prospects or projections of the Acquired Companies, in each case which would materially adversely impact the economic or business benefits of the Contemplated Transactions.

          7.2     ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER

          Buyer’s obligations to effect the NorthStar Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                    (a)     Exemption from Registration. The requirements of an applicable exemption from registration of Buyer common stock issued in exchange for the Shares under the Securities Act and any applicable state securities laws shall be satisfied as of the Closing Date. Buyer shall have received all other Consents of Governmental Bodies necessary to issue Buyer common stock in exchange for the Shares and to consummate the NorthStar Merger.

                    (b)     Accuracy of Representations. All of the Acquired Companies’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                    (c)     Acquired Companies’ Performance. All of the covenants and obligations that the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                    (d)     Documents. Each of the following documents must have been delivered to Buyer:

                   (i)          an opinion of Swanson Midgley, LLC, counsel to the Acquired Companies, and a tax opinion of RSM McGladrey, Inc. or Swanson Midgley, LLC, each dated the Closing Date and in form and substance acceptable to Buyer and its counsel;

(ii) a release in the form of Exhibit 7.2(d)(ii), executed by the Acquired Companies (the “NorthStar Release”);

(iii) employment agreements in the forms attached as Exhibit 7.2(d)(iii), executed by each of Leland Walker, Robert Barker, and Michael Bartkoski (collectively, the “Employment Agreements”);

(iv) nonsolicitation agreements in the form of Exhibit 7.2(d)(iv), executed by the Directors (collectively, the “Nonsolicitation Agreements”);

(v) an escrow agreement in the form of Exhibit 7.2(d)(v), executed by the Escrow Agent and Seller’s Representative (the “Escrow Agreement”);

                   (vi)        a certificate executed by NorthStar’s chief executive officer and chief financial officer, in their capacities as officer’s of NorthStar, representing and warranting to Buyer that each of the Acquired Companies’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that the financial statements delivered pursuant to Section 7.2(d)(viii) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

                   (vii)       certified copies of the Acquired Companies’ Organizational Documents and resolutions of the Acquired Companies’ Boards of Directors and stockholders evidencing the authorization and approval of all corporate action necessary to consummate the Contemplated Transactions;

                   (viii)      the audited consolidated balance sheet of NorthStar as at December 31, 2005 and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the unqualified report thereon of McGladrey & Pullen, LLP, independent certified public accountants, in accordance with GAAP;

                   (ix)        a payoff letter from Midwest Independent Bank, agreeing to release the collateral pledged pursuant to that certain Security Agreement, dated as of November 15, 2002, executed by NorthStar and that certain Commercial Security Agreement, dated as of June 10, 2005, executed by NorthStar upon payment of NorthStar’s obligations to Midwest Independent Bank, in form and substance acceptable to Buyer; and

                   (x)         such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of the Acquired Companies’ representations and warranties, (B) evidencing the performance by the Acquired Companies of, or the compliance by the Acquired Companies with, any covenant or obligation required to be performed or complied with by them, including the requirement that NorthStar has paid the Option Consideration to the holders of Options, (C) evidencing the satisfaction of any condition referred to in this Section 7, or (D) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                    (e)     Consents.  Each of the Consents identified in Part 3.2 of the Disclosure Letter and in Schedule 4.2 must have been obtained and must be in full force and effect.

                    (f)     Dissenting Shares.  The holders of no more than 5% of the Shares shall have asserted dissenters’ rights.

          7.3     ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIRED COMPANIES

          The Acquired Companies’ obligations to effect the NorthStar Merger and the other Contemplated Transactions are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                    (a)     Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                    (b)     Buyer’s Performance. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                    (c)     Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and in Schedule 4.2 must have been obtained and must be in full force and effect.

                    (d)     Consideration. Buyer must have delivered to the Escrow Agent (i) for each Share held by stockholders owning of record less than 1,000 Shares, an amount in cash equal to the Per Share Escrow, plus (ii) for each Share held by stockholders owning of record 1,000 or more Shares, a number of shares of Buyer’s common stock, $0.01 par value, with a Market Price equal to the Per Share Escrow.  In addition, Buyer must have delivered the aggregate Option Consideration to NorthStar and must have delivered to the Exchange Agent the Consideration, net of the Escrow and the aggregate Option Consideration.

                    (e)     Documents. Each of the following documents must have been delivered to the Acquired Companies:

                   (i)     a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(ii) the Employment Agreements, executed by Buyer;

(iii) the Escrow Agreement, executed by Buyer; and

                   (iv)   such other documents as the Acquired Companies may reasonably request for the purpose of (A) enabling their counsel and accountants to provide the opinion referred to in Section 7.2(d)(i), (B) evidencing the accuracy of any representation or warranty of Buyer, (C) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (D) evidencing the satisfaction of any condition referred to in this Section 7, or (E) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.     TERMINATION

          8.1     TERMINATION EVENTS

          This Agreement may be terminated, by notice given prior to or at the Closing:

                    (a)     by either Buyer or the Acquired Companies if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                    (b)     by Buyer if (i) any condition in Section 7.1 or 7.2 has not been satisfied as of the Closing Date, or (ii) satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                    (c)     by the Acquired Companies if (i) any condition in Section 7.1 or 7.3 has not been satisfied as of the Closing Date, or (ii) satisfaction of such a condition is or becomes impossible (other than through the failure of any Acquired Company to comply with its obligations under this Agreement) and the Acquired Companies have not waived such condition on or before the Closing Date;

                    (d)     by mutual consent of Buyer and the Acquired Companies; or

                    (e)     by either Buyer or the Acquired Companies if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2006, or such later date as the parties may agree upon.

          8.2     EFFECT OF TERMINATION

          Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.     INDEMNIFICATION; REMEDIES

          9.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

          All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 7.2(d)(vi), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by, or any Knowledge capable of being acquired by, Buyer, Newco, or their affiliates or representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

          9.2     INDEMNIFICATION AND PAYMENT OF DAMAGES

          Upon the effectiveness of the NorthStar Merger, the NorthStar stockholders, jointly and severally, shall be deemed to indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                    (a)     any Breach of any representation or warranty made by the Acquired Companies in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Acquired Companies pursuant to this Agreement;

                    (b)     any Breach of any representation or warranty made by the Acquired Companies in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 7.2(d)(vi) as having caused the condition specified in Section 7.2 not to be satisfied;

                    (c)     any Breach by any Acquired Company of any covenant or obligation of such Acquired Company in this Agreement;

                    (d)     any Breach by Seller Representative of any covenant or obligation of Seller Representative in this Agreement or any NorthStar Closing Document;

                    (e)     any services provided by any Acquired Company prior to the Closing Date;

                    (f)     any matter disclosed in Part 3.6 (NorthStar Loans USA) of the Disclosure Letter;

                    (g)     any claim by a holder of a NorthStar Option with respect to treatment of such Option or the Option Notice or Option Consideration; or

                    (h)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

To the extent of cash and stock available in the Escrow, all payment of Damages to Buyer shall be made from the Escrow Fund, pro-rata based on the interests of all NorthStar stockholders therein, and there shall be no distinction between the portion of the Escrow Fund represented by cash and the portion represented by the Buyer’s common stock.  Damages related to a breach of warranty of Section 3.3 regarding ownership of Shares and the absence of Encumbrances thereon shall be paid first from the portion of the Escrow Fund attributable to the individual NorthStar stockholder to whom the breach of Section 3.3 relates, and only thereafter from the Escrow Fund for the accounts of the other NorthStar stockholders.  Nothing in this Agreement shall bar or adversely affect the rights of such other NorthStar stockholders to claim indemnity or subrogation rights against any NorthStar stockholder to whom the breach of Section 3.3 relates.

For purposes of this Section 9, in determining the amount of any Damages, any qualifications or limitations as to materiality (whether by reference to a material adverse change or otherwise) contained in any representation, warranty, covenant, or obligation shall be disregarded, as it is the parties’ intention that the $180,000 threshold amount for indemnification set forth in Section 9.5 be the sole measure of materiality for all representations, warranties, covenants, and obligations in the aggregate.  The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

          9.3     INDEMNIFICATION AND PAYMENT OF DAMAGES — ENVIRONMENTAL MATTERS

          In addition to the provisions of Section 9.2, the NorthStar stockholders, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                    (a)     any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

                    (b)     any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and any other Proceeding with respect to which indemnity may be sought under this Section 9.3.

          9.4     TIME LIMITATIONS

          If the Closing occurs, the NorthStar stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is fifteen (15) months after the Closing Date, Buyer notifies the Escrow Agent and Seller Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer, except that each NorthStar stockholder will have continuing liability with respect to fraud or intentional misrepresentation by such stockholder.

          9.5     LIMITATIONS ON AMOUNT

          The NorthStar stockholders will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 9.2 (other than subsection 9.2(g)) and 9.3 (a) until the total of all Damages with respect to such matters exceeds $180,000, and then only for the amount by which such Damages exceed $180,000 and (b) to the extent such Damages exceed the Escrow (including any interest, dividends, and distributions thereon), unless such Damages arise from or in connection with fraud or intentional misrepresentation by such stockholder.

          9.6     PROCEDURE FOR INDEMNIFICATION

          Promptly after receipt by an Indemnified Person of the commencement of any Proceeding against it or the discovery by an Indemnified Person of a claim for Damages, such Indemnified Person will give notice to the Escrow Agent and Seller Representative of such claim, but the failure to notify the Escrow Agent and Seller Representative promptly will not relieve the NorthStar stockholders of any liability that they may have to any Indemnified Person (subject to the provisions of Section 9.4). Buyer shall have the exclusive right to defend, compromise, or settle such Proceeding or claim.  The Escrow Agent shall promptly reimburse an Indemnified Person after receipt of notice from the Escrow and pursuant to the Escrow Agreement.

10.     GENERAL PROVISIONS

          10.1     EXPENSES

          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

          10.2     PUBLIC ANNOUNCEMENTS

          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, the Acquired Companies shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  NorthStar and Buyer will mutually agree upon the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

          10.3     CONFIDENTIALITY

          Between the date of this Agreement and the Closing Date, except to the extent disclosure is required by Buyer under applicable federal securities laws, Buyer and the Acquired Companies will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

          If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request and will maintain the confidentiality of such information for a period of five (5) years after the date hereof. Whether or not the Closing takes place, the Acquired Companies waive any cause of action, right, or claim arising out of the access of Buyer or its Representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

          10.4     NOTICES

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Acquired Companies:

                    NorthStar Bank, N.A.
                    2005 N. Burlington Street
                    North Kansas City, Missouri 64116
                    Attention: Leland Walker
                    Facsimile No.: 816-512-2198

          with a copy to:

                    Edward M. Dolson
                    Swanson Midgley, LLC
                    Crown Center
                    2420 Pershing Road, Suite 400
                    Kansas City, Missouri 64108
                    Facsimile No.:  816-842-0013

          Buyer or Newco:

                    Enterprise Bank & Trust
                    150 North Meramec Avenue, Suite 300
                    St. Louis, Missouri 63105-3753
                    Attention: Peter F. Benoist
                    Facsimile No.: 314-812-4045

          with a copy to:

                    Mary Anne O’Connell
                    Husch & Eppenberger, LLC
                    190 Carondelet Plaza, Suite 600
                    St. Louis, Missouri 63105-3441
                    Facsimile No.:  314-480-1505

          Seller Representative:

                    Leland M. Walker
                    c/o NorthStar Bank, N.A.
                    2005 N. Burlington Street
                    North Kansas City, Missouri 64116
                    Facsimile No.: 816-512-2198

          with a copy to:

                    Edward M. Dolson
                    Swanson Midgley, LLC
                    Crown Center
                    2420 Pershing Road, Suite 400
                    Kansas City, Missouri 64108
                    Facsimile No.:  816-842-0013

          10.5     JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of Buyer or Newco shall be brought against the other parties in the courts of the State of Missouri, County of Jackson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Missouri. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of NorthStar, NorthStar Bank, the Seller Representative or NorthStar’s stockholders shall be brought against the other parties in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri.  Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          10.6     FURTHER ASSURANCES

          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          10.7     WAIVER

          The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          10.8     ENTIRE AGREEMENT AND MODIFICATION

          This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter from Buyer to NorthStar dated December 14, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          10.9     DISCLOSURE LETTER

          The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          10.10    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          10.11    SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          10.12    SECTION HEADINGS, CONSTRUCTION

          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          10.13    TIME OF ESSENCE

          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          10.14    GOVERNING LAW

          This Agreement will be governed by the laws of the State of Missouri without regard to conflicts of laws principles.

          10.15     COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          10.16    SELLER REPRESENTATIVE

          Concurrently with the Effective Time, each NorthStar stockholder shall, as a condition to his/her participation in the NorthStar Merger and receipt of the Consideration after the Closing, be deemed to appoint Leland M. Walker to act as a representative for such NorthStar stockholder (“Seller Representative”), and Leland M. Walker hereby accepts such appointment.  Seller Representative shall have the authority to execute any and all instruments and other documents concerning the Contemplated Transactions on behalf of the NorthStar stockholders and to do any and all other acts or things on behalf of the NorthStar stockholders, which Seller Representative may deem necessary or advisable on behalf of the NorthStar stockholders or which may be required by this Agreement or the NorthStar Closing Documents in connection with the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, Seller Representative shall have full and exclusive authority to:

                       (a)     agree with Buyer with respect to any matter or thing required by or deemed necessary by Seller Representative in connection with this Agreement or the NorthStar Closing Documents, including without limitation any amendments thereto;

                       (b)     give and receive notices on behalf of the NorthStar stockholders, except as to the notices referenced in Sections 2.5(e), 2.6 and 2.7 of this Agreement;

                       (c)     generally do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by or deemed necessary or advisable by Seller Representative in connection with this Agreement or the NorthStar Closing Documents;

                       (d)     take all actions necessary or desirable in connection with the operation of this Agreement or the Escrow Agreement, including enforcement of amounts due NorthStar stockholders under the Escrow Agreement and defense and/or settlement of any indemnification or other claims made by Indemnified Persons pursuant to Section 9 of this Agreement or the Escrow Agreement; and

                       (e)     retain attorneys, accountants and other professionals to provide services to the Seller Representative in fulfillment of his obligations hereunder and as otherwise deemed appropriate in connection with the Closing of the Contemplated Transactions or related matters arising thereafter, including but not limited to issues involving the Escrow Agreement.

          All decisions by Seller Representative shall be binding upon each NorthStar stockholder. The NorthStar stockholders shall not have any right to object, dissent, protest, or otherwise contest Seller Representative’s decisions. Buyer shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or document received by or from Seller Representative and any action taken or decision made by Seller Representative on behalf of any NorthStar stockholder. If Leland M. Walker resigns or becomes unable to perform his duties under this Section 10.16, NorthStar shall promptly select a new Seller Representative and such new Seller Representative shall promptly execute and deliver to Buyer a supplement to this Agreement agreeing to the terms of this Section 10.16.

          No compensation shall be paid to the Seller Representative for serving in this capacity; provided, however, that if the Seller Representative incurs out-of-pocket expenses in connection herewith, the Seller Representative shall be entitled to reimbursement of all such expenses.  The Seller Representative shall maintain (at the offices of NorthStar) invoices and other evidences of the expenses reimbursed.  Any payments due to NorthStar stockholders under the Escrow Agreement shall first be applied to reimburse the Seller Representative for his out-of-pocket expenses, upon notice delivered to Escrow Agent of the amount to be reimbursed.

          Except as to the obligations specifically required of the Seller Representative under this Agreement and the Escrow Agreement, the Seller Representative shall not be responsible for the obligations of the Acquired Companies or be obligated to the Buyer for Damages, except to the extent the Seller Representative is also a stockholder of NorthStar and except for his bad faith, gross negligence or willful conduct.

          Seller Representative shall not be liable to the NorthStar stockholders with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent or statement or other paper or document believed by him to be genuine and duly authorized, nor for anything except his own willful conduct, bad faith or gross negligence.  All conduct of the Seller Representative shall be undertaken in good faith and he shall not, as the result of his acting as Seller Representative, be responsible for the validity, enforceability or collectibility of any of the obligations of any of the other parties to the Merger Agreement.

          Seller Representative shall be entitled to indemnification from and be held harmless by the NorthStar stockholders against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of his service as Seller Representative under this Agreement, other than for harm directly caused by his willful misconduct, bad faith or gross negligence, and in such event he shall be entitled to payment thereof from the Escrow Fund out of amounts otherwise payable to the NorthStar stockholders.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Enterprise Financial Services Corp		Igloo Acquisition, Inc.

By:	\s\ Peter F. Benoist	By:	\s\ Peter F. Benoist

Name:	Peter F. Benoist	Name:	Peter F. Benoist
Title:	Chairman and Executive Vice President	Title:	President

NorthStar Bancshares, Inc.		NorthStar Bank, N.A.

By:	\s\ Leland M. Walker	By:	\s\ Leland M. Walker

Name:	Leland M. Walker	Name:	Leland M. Walker
Title:	Chairman & CEO	Title:	Chairman & CEO

Seller Representative and Director

\s\ Leland M. Walker

Leland M. Walker

\s\ Robert K. Barker		\s\ William E. Johnson

Robert K. Barker, Director		William E. Johnson, Director

\s\ Noel R. Boyd		\s\ Larry A. Lunsford

Noel R. Boyd, Director		Larry A. Lunsford, Director

\s\ Dan S. Dugan		\s\ Gerald J Mos

Dan S. Dugan, Director		Gerard J. Mos, Director

\s\ Timothy D. Harris

Timothy D. Harris, Director

Schedule 4.2

Consent of U.S. Bank National Association, required by that certain Credit Agreement, dated as of January 14, 2005, between the Buyer and U.S. Bank National Association.

Consent of the Federal Reserve Board.